Exhibit 99.1

Denali Therapeutics Announces $500 million Private Placement Equity Financing

SOUTH SAN FRANCISCO, Calif., February 27, 2024 – Denali Therapeutics Inc. (Nasdaq: DNLI), a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the blood-brain barrier (BBB) for the treatment of neurodegenerative diseases and lysosomal storage diseases, today announced that the company has entered into a securities purchase agreement with certain existing accredited investors to issue and sell an aggregate of 3,244,689 shares of its common stock at a price of $17.07 per share and pre-funded warrants to purchase 26,046,065 shares of common stock at a purchase price of $17.06 per pre-funded warrant share, through a private investment in public equity (PIPE) financing. The pre-funded warrants will have an exercise price of $0.01 per share of common stock, be immediately exercisable, and remain exercisable until exercised in full. Denali anticipates the gross proceeds from the PIPE to be approximately $500 million. The financing is expected to close on February 29, 2024, subject to customary closing conditions. Proceeds from the financing are expected to be used to support Denali’s ongoing research and development activities, the acceleration and expansion of its proprietary BBB-crossing Transport Vehicle (TV) technology, as well as general corporate purposes and working capital.

The financing was led by a U.S.-based healthcare-focused investor, with participation from global asset managers based in Boston and on the West Coast.

“Earlier this year, we announced that our future therapeutic portfolio will focus on large molecule biotherapeutics designed to cross the blood-brain barrier using our Transport Vehicle technology,” said Ryan Watts, Ph.D., Chief Executive Officer of Denali Therapeutics. “The investment we are announcing today reflects the depth and breadth of our current clinical portfolio and the promise of the Transport Vehicle technology to transform the treatment of neurodegenerative and lysosomal storage diseases. We are thrilled to partner with key shareholders to be able to accelerate and expand our portfolio as we work towards a future without degeneration.”

Subsequent to the closing of this financing, Denali expects its cash, cash equivalents, and investments to be approximately $1.5 billion on February 29, 2024. This cash estimate is a preliminary estimate and based on information currently available to management, and these estimates could change.

The securities to be sold in the PIPE have not been registered under the Securities Act of 1933, as amended (Securities Act), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Denali has agreed to file a registration statement with the U.S. Securities and Exchange Commission (SEC) registering the resale of the shares of common stock issued in the PIPE and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the PIPE no later than the 30th day after the closing of the PIPE. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Denali Therapeutics

Denali Therapeutics is a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the blood-brain barrier for neurodegenerative diseases and lysosomal storage diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the blood-brain barrier and guiding development through biomarkers that demonstrate target and pathway engagement. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding the anticipated proceeds to be received in the proposed PIPE, expected timing of closing of the proposed PIPE, and the timing of registration of the securities sold in the PIPE with the SEC; Denali's expected cash, cash equivalents, and investments; future clinical development of Denali's therapeutic candidates; and statements by Denali's Chief Executive Officer. Actual results are subject to risks and uncertainties and may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to, risks related to: whether the conditions for the closing of the PIPE will be satisfied; Denali’s dependence on successful development of its BBB platform technology and TV-enabled product candidates; Denali’s ability to initiate and enroll patients in its current and future clinical trials; Denali’s ability to conduct or complete clinical trials on expected timelines; Denali’s reliance on third parties for the manufacture and supply of its product candidates for clinical trials; the potential for clinical trial results to differ from preclinical, early clinical, preliminary or expected results; the risk of significant adverse events, toxicities, or other undesirable side effects; the risk that results from early clinical biomarker studies will not translate to clinical benefit in late clinical studies; the risk that product candidates may not receive regulatory approval necessary to be commercialized; developments relating to Denali’s competitors and its industry, including competing product candidates and therapies; Denali’s ability to obtain, maintain, or protect intellectual property rights; and other risks and uncertainties. In light of these risks, uncertainties, and assumptions, the forward-looking statements in this press release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Information regarding additional risks and uncertainties may be found in Denali’s Annual and Quarterly Reports filed on Forms 10-K and 10-Q filed with the SEC on February 27, 2023 and November 7, 2023, respectively, and Denali’s future reports to be filed with the SEC. Denali does not undertake any obligation to update or revise any forward-looking statements, to conform these statements to actual results or to make changes in Denali’s expectations, except as required by law.

Investor and Media Contact:
Laura Hansen, Ph.D.
Vice President, Investor Relations
(650) 452-2747
hansen@dnli.com